Exhibit 99.1

news release

Contact Information:

Steve Berry

NeoMagic Corporation

Chief Financial Officer

(408) 988-7020

NEOMAGIC® CORPORATION ANNOUNCES WIND-DOWN OF OPERATIONS,

TERMINATION OF EMPLOYEES AND A CESSATION OF EFFORTS TO RAISE

ADDITIONAL CAPITAL ALONG WITH OTHER MATTERS

Santa Clara, Calif. – September 24, 2008 – NeoMagic Corporation (Nasdaq: NMGC) announced today a cessation of efforts to raise additional capital. As a result, NeoMagic is making efforts to wind-down its operations and has terminated employment for substantially all of its operational and engineering employees in all worldwide locations. Beginning September 19, 2008, management, acting based upon a plan approved by the Board of Directors, eliminated 52 positions in the Company. At this time, the Company is unable to determine the amounts of one-time termination benefits, contract termination costs and other associated costs and expected cash flows associated with its wind-down activities.

The Company is taking action to maintain continuity of supply of its products to current customers. The Company also intends to take actions to realize the value from its remaining assets for the benefit of creditors. The Company does not currently anticipate that any proceeds will be available for distribution to its shareholders following payment of its liabilities.

On September 23, 2008, Brett Moyer, Carl Stork and David Tomasello, each independent directors of the Company, and in the case of Messrs. Moyer and Stork, members of the Company’s audit committee, notified the Company that they were resigning as directors of NeoMagic Corporation effective September 23, 2008.

In addition, as anticipated, the Company received a Nasdaq Staff deficiency letter on September 18, 2008, indicating that the Company no longer complies with Marketplace Rule 4310(c)(3), which requires the Company to have a minimum of $2.5 million of shareholders’ equity or $35.0 million of market value of listed securities or $0.5 million of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. Based upon the Company’s Form 10-Q for the quarter ended July 27, 2008, these requirements have not been satisfied. The Company currently does not expect to maintain its listing on The Nasdaq Capital Market and will not seek to challenge delisting for failure to meet various requirements. In addition, the Company has requested Nasdaq to suspend trading in its common stock immediately for an indefinite period of time.